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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                             Civitas Bankgroup Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, $.50 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)





                                    230406100
-------------------------------------------------------------------------------
                                 (CUSIP Number)



                                   07/31/2003
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)
         |X|      Rule 13d-1(c)
         [ ]      Rule 13d-1(d)


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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-----------------------------                       --------------------------
CUSIP NO.  230406100                                      PAGE 2 OF 6 Pages
-----------------------------                       --------------------------


                                  SCHEDULE 13G

-------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Financial Stocks Capital Partners II, LP
-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]
                                                                   (b) |X|
-------------------------------------------------------------------------------
   3     SEC USE ONLY

-------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Ohio
-------------------------------------------------------------------------------
        NUMBER OF            5
         SHARES                   SOLE VOTING POWER
      BENEFICIALLY
        OWNED BY                  888,889
          EACH            -----------------------------------------------------
        REPORTING            6    SHARED VOTING POWER
         PERSON
          WITH                    0
                          -----------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  888,889
                          -----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  0
-------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          888,889
-------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
-------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.3%(1)
-------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------

--------

(1)  Based on 16,694,080 shares of Common Stock outstanding as of July 31, 2003.



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-----------------------------                       --------------------------
CUSIP NO.  230406100                                      PAGE 3 OF 6 Pages
-----------------------------                       --------------------------


-------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Financial Stocks Inc.
-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                  (b) |X|
-------------------------------------------------------------------------------
   3     SEC USE ONLY

-------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Ohio
-------------------------------------------------------------------------------
        NUMBER OF            5    SOLE VOTING POWER
         SHARES
      BENEFICIALLY                888,889
        OWNED BY          -----------------------------------------------------
          EACH               6    SHARED VOTING POWER
        REPORTING
         PERSON                   0
          WITH            -----------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  888,889
                          -----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  0
-------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          888,889
-------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [ ]

-------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.3%(2)
-------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*

         IA
-------------------------------------------------------------------------------

--------

(2)  Based on 16,694,080 shares of Common Stock outstanding as of July 31, 2003.

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-----------------------------                       --------------------------
CUSIP NO.  230406100                                      PAGE 4 OF 6 Pages
-----------------------------                       --------------------------


ITEM 1(A). NAME OF ISSUER

         Civitas Bankgroup Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         Corporate Centre, 810 Crescent Center Drive, Suite 320, Franklin, TN 37067

ITEM 2(A). NAME OF PERSON FILING

         Financial Stocks Capital Partners II, LP ("FSCPII")
         Financial Stocks, Inc. ("FSI")

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

         For both FSCPII and FSI, the address of principal business office is 507 Carew Tower, 441 Vine Street, Cincinnati, OH 45202.

ITEM 2(C). ORGANIZATION/CITIZENSHIP

         For both FSCPII and FSI, the jurisdiction of organization is Ohio.

ITEM 2(D). TITLE OF CLASS OF SECURITIES

         Common Stock, $.50 par value

ITEM 2(E). CUSIP NUMBER

         230406100



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-----------------------------                       --------------------------
CUSIP NO.  230406100                                      PAGE 5 OF 6 Pages
-----------------------------                       --------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  For FSI:

(a)     [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.
            78o).

(b)     [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)     [ ] Insurance company as defined in section 3(a)(19) of the Act (15
            U.S.C. 78c).

(d)     [ ] Investment company registered under section 8 of the Investment
            Company Act of 1940 (15 U.S.C. 80a-8).

(e)     |X| Investment Adviser registered in accordance with Section
            240.13d-1(b)(1)(ii)(E);

(f)     [ ] Employee benefit plan, or endowment fund in accordance with Section
            240.13d-1(b)(1)(ii)(F);

(g)     [ ] A parent holding company or control person in accordance with
            240.13d-1(b)(1)(ii)(G);

(h)     [ ] A saving associations as defined in section 3(b) of the Federal
            Deposit Insurance act (12 U.S.C. 1813);

(i)     [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)     [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


ITEM 4. OWNERSHIP

         For both FSCPII and FSI:

         (A) AMOUNT BENEFICIALLY OWNED                              888,889

         (B) PERCENT OF CLASS                                           5.3%(3)

         (C) NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

             (I)      SOLE POWER TO VOTE OR DIRECT THE VOTE         888,889

             (II)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE          0

             (III)    SOLE POWER TO DISPOSE OR TO DIRECT THE
                      DISPOSITION OF                                888,889

             (IV)     SHARED POWER TO DISPOSE OR TO DIRECT THE
                      DISPOSITION OF                                      0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        Not Applicable

--------

(3)  Based on 16,694,080 shares of Common Stock outstanding as of July 31, 2003.

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-----------------------------                       --------------------------
CUSIP NO.  230406100                                      PAGE 5 OF 6 Pages
-----------------------------                       --------------------------


ITEM 6.  OWNERSHIP OF FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         FSI, as the General Partner of FSCPII, has the right, on behalf of FSCPII, to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         By signing below, FSI certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         By signing below, FSCPII certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction have that purpose or effect.




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-----------------------------                       --------------------------
CUSIP NO.  230406100                                      PAGE 5 OF 6 Pages
-----------------------------                       --------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  August 19, 2003


                                       FINANCIAL STOCKS INC.



                                       By:  /s/ Steven N. Stein
                                            -----------------------------------

                                       Print Name: Steven N. Stein
                                                   ----------------------------

                                       Title:   Chief Executive Officer
                                               --------------------------------



                                       FINANCIAL STOCKS CAPITAL PARTNERS II, LP

                                                by Financial Stocks Inc.,
                                                   its General Partner


                                       By:  /s/ Steven N. Stein
                                            -----------------------------------

                                       Print Name: Steven N. Stein
                                                   ----------------------------

                                       Title:   Chief Executive Officer
                                               --------------------------------







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                                                                    Exhibit 1


                             JOINT FILING AGREEMENT


         Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned acknowledge and agree that the foregoing statement on Schedule 13G with respect to the Common Stock, par value $.50 per share, of Civitas Bankgroup Inc., is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent it knows or has reason to believe that such information is inaccurate.

         This agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.


Dated:  August 19, 2003


                                     FINANCIAL STOCKS INC.


                                     By:  /s/ Steven N. Stein
                                          -------------------------------------

                                     Print Name: Steven N. Stein
                                                 ------------------------------

                                     Title:   Chief Executive Officer
                                             ----------------------------------



                                     FINANCIAL STOCKS CAPITAL PARTNERS II, LP

                                              by Financial Stocks Inc.,
                                                     its General Partner

                                     By:  /s/ Steven N. Stein
                                          -------------------------------------

                                     Print Name: Steven N. Stein
                                                 ------------------------------

                                     Title:   Chief Executive Officer
                                             ----------------------------------